EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements (No. 333-225614, 333-206110, 333-195527, 333-167762, 333-157141, and 333-143002) on Form S-3 and Registration Statements (No. 333-273112, 333-260537, 333-211736, 333-134955, and 333-105159) on Form S-8 of our reports dated March 15, 2024, relating to the consolidated financial statements of Shore Bancshares, Inc. (the Company) and the effectiveness of the Company’s internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.
/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
March 15, 2024